Free Writing Prospectus Filed on March 2, 2010	Filed Pursuant To Rule 433 Registration Statement No. 333-161148

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,250,000,000 1.750% Guaranteed Global Notes due 2013

FINAL TERM SHEET

March 2, 2010

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	AAA by Standard & Poor’s Ratings Services and Aaa by Moody’s Investors Service[1]

Principal Amount:	US$ 1,250,000,000

Pricing Date	March 2, 2010

Closing Date:	March 9, 2010

Maturity Date:	March 11, 2013

Redemption Price:	100%

Interest Rate:	1.750% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	March 11 and September 11

First Interest Payment Date:	September 11, 2010

Reoffer Spread:	44.25 bps over 1.375% US Treasury due February 2013, yielding 1.321% semi-annually

Price to Public/Issue Price:	99.959%

Underwriting Commissions:	0.100%

Proceeds to OeKB:	99.859%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC (deliverable through Clearstream Luxembourg and Euroclear)

Joint Lead Managers:	Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Limited

Co-Managers:	Barclays Bank PLC, BNP Paribas, Deutsche Bank AG, London Branch, HSBC Bank plc

Stabilization Manager:	n.a.

ISIN:	US676167BB44

CUSIP:	676167 BB4

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You can access the prospectus relating to the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/202811/000119312509210954/dsba.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. (attn. Prospectus Department) at +1-212-902-1171, J.P. Morgan Securities Inc. (collect) at +1-212-834-4544 or UBS Securities LLC (attn. Fixed Income Syndicate) at +1-888-722-9555.